Exhibit 6.52

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Promissory Note

$374,500.00	3/13/2026

Lexington, Kentucky

FOR VALUE RECEIVED, My Racehorse CA, LLC, a Nevada series limited liability company (the “Company”), promises to pay to Experiential Squared, Inc. (the “Holder”), sum of $374,500.00 together with (i) interest on the unpaid balance of this Promissory Note (the “Note”) from time to time outstanding at the “Applicable Federal Rate (as defined in the Internal Revenue Code) of 4.72% per annum. Simple interest on this Note will be computed on the basis of the actual number of days elapsed and a year of 365 days.

This Note carries an Original Issue Discount (“OID”) of $24,500.00, 7% of Principal. The OID is included in the initial principal balance of this Note and is deemed to be fully earned and non-refundable as of the date hereof. The purchase price for this Note shall be $350,000.00 (the “Purchase Price”), computed as follows: $374,500.00 original principal balance, less the OID.

This Note is subject to the following terms and conditions:

1. Background; Use of Funds; Definitions. The proceeds of this Note shall be used for the purpose of (a) acquiring the horse Sing Lady Sing 24 (the “Series Asset”) from Holder and (b) any associated expenses of such acquisition. Upon creation of the Series Sing Lady Sing 24 (as defined below), title to the Series Asset will be assigned from the Company to the Sing Lady Sing 24, subject to the terms and conditions of this Note. As used in this Note, the following terms shall have the following definitions:

(a) “Distributable Cash” shall mean net proceeds after any management fee and sufficient working capital and related reserves. The Sing Lady Sing 24 Series Manager shall evaluate Distributable Cash quarterly or at more frequent intervals, in its sole discretion. The amount of Distributable Cash shall be determined in the sole discretion of the Series Manager. Distributions of Distributable Cash to members of Series Sing Lady Sing 24, when made, will be allocated among them in proportion to their Membership Interests in the Series.

(b) “Lien” shall mean the right of first claim against the Series Asset that will be provided to Holder should there be an Event of Default (as defined below) by the Company or should the offering associated with the Series Asset be terminated prior to the Offering Funding Date (as defined below). Upon repayment of the Note, the Holder right to implement the Lien shall become null and void.

(c) “Membership Interest(s)” shall mean each Series Sing Lady Sing 24 member’s interest in the Series Sing Lady Sing 24 which is represented by units of membership interest each having identical rights and privileges, except as otherwise provided in the Series Sing Lady Sing 24 series agreement.

(d) “Offering” shall mean the offer and sale of Series Sing Lady Sing 24 Membership Interests.

(e) “Offering Funding Date” shall mean the date on which the Offering for the Series Sing Lady Sing 24 is fully funded through the Offering conducted by the Company.

(f) “Series Sing Lady Sing 24” shall mean a series of the Company created for purposes of holding the Series Asset.

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2. Maturity. Subject to Section 3 below, all principal, OID and any accrued interest (the “Note Balance”) under this Note shall be due and payable within ten (10) business days of the Offering Funding Date (the “Maturity Date”). Provided however, that in the event that the Offering is funded through a series of closings, the Company reserves the right to prepay the Note in part as provided for in Section 4 prior to the Maturity Date

3. Conversion.

(a) Voluntary Conversion. At the election of the Holder, the Note Balance shall, at the Holder’s option upon the Holder providing Company written notice thereof, be converted into the number of unsold Membership Interests in the Offering of Series Sing Lady Sing 24 on the date of conversion. Upon such conversion of this Note, the Holder hereby agrees to execute and deliver to the Company all transaction documents related to the Offering, including a subscription agreement, series agreement and other ancillary agreements and having the same terms and conditions as those agreements entered into by the other purchasers of the Membership Interests.

(b) Mechanics and Effect of Conversion. Upon conversion of this Note pursuant to this Section 3, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted including without limitation the obligation to pay such portion of the principal amount and accrued interest.

4. Payment; Prepayment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to Holder’s collection expenses, next to late charges, then to accrued interest then due and payable and the remainder applied to principal. This Note may be prepaid in whole or in part at any time without penalty.

5. Events of Default; Remedies.

(a) The occurrence of any one or more of the following events shall be deemed an “Event of Default”:

(i) The failure to pay any amounts when due hereunder.

(ii) The Company shall:

(iii) Admit in writing its inability to pay its debts generally as they become due;

(1) Make an assignment for the benefit of its creditors; or

(2) Consent to the appointment of a receiver of itself or of the whole or any substantial part of its property.

(iv) The Company shall file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States or any state or district or territory thereof.

(v) A court of competent jurisdiction shall enter an order, judgment or decree appointing, without the consent of Company, a receiver for Company or of the whole or any substantial part of its property, or approving a petition filed against the Company seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state or district or territory thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within thirty (30) days from the date of the entry thereof.

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(vi) Under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the Company or of the whole or any substantial part of their property, and such custody or control shall not be terminated or stayed within thirty (30) days from the date of assumption of such custody or control.

(vii) A final judgment or order for the payment of money, or any final order granting equitable relief, shall be entered against the Company and such judgment or order has or will have a materially adverse effect on the financial condition of the Company.

(b) Upon the occurrence of any Event of Default, the Holder may, at its election, exercise such remedies available to it under applicable law, including but not limited to the right to declare to declare immediately due and payable the entire unpaid principal sum of this Note, together with all accrued interest.

6. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company. This Note may be transferred by Holder only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

7. Representations, Warranties and Covenants of the Company. The Company hereby represents and warrants to the Holder as follows:

(a) Organization, Good Standing and Qualification. The Company is a series limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

(b) Corporate Power. The Company will have, as of the date of this Note, all requisite corporate power to execute and deliver this Note and to carry out and perform its obligations under the terms of this Note and under the terms of each Note.

(c) Authorization. This Note, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws.

8. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

9. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below or as subsequently modified by written notice.

10. Amendments and Waivers. Except as expressly provided in this Note, the Company does hereby waive presentment and demand for payment, protest, notice of protest and nonpayment, and notice of the intention to accelerate, and agrees that its liability on this Note shall not be affected by any renewal or extension in the time of payment hereof, by any indulgences, or by any release or change in any security for the payment of this Note. No term of this Note may be amended only with the written consent of the Company and the Holder. No provision of this Note may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by the Company and Holder.

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11. Members and Managers Not Liable. In no event shall any member, manager or employee of the Company or Manager be liable for any amounts due or payable pursuant to this Note.

12. Counterparts. This Note may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute a single agreement.

13. Action to Collect on Note. If action is instituted to collect on this Note, the Company promises to pay all costs and expenses, including reasonable attorney’s fees, incurred in connection with such action.

14. Loss of Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company will make and deliver in lieu of such Note a new Note of like tenor.

15. Maximum Interest Rate. Notwithstanding anything to the contrary contained herein, under no circumstances shall the aggregate amount paid or agreed to be paid hereunder exceed the highest lawful rate permitted under applicable usury law (the “Maximum Rate”) and the payment obligations of Company under this Note are hereby limited accordingly. If under any circumstances, whether by reason of advancement or acceleration of the maturity of the unpaid principal balance hereof or otherwise, the aggregate amounts paid on this Note shall include amounts which by law are deemed interest and which would exceed the Maximum Rate, Company stipulates that payment and collection of such excess amounts shall have been and will be deemed to have been the result of a mistake on the part of both Company and Holder, and the party receiving such excess payments shall promptly credit such excess (to the extent only of such payments in excess of the Maximum Rate) against the unpaid principal balance hereof and any portion of such excess payments not capable of being so credited shall be refunded to Company.

[Signature Page Follows]

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The parties have executed this OID Promissory Note as of the date first set forth above.

COMPANY:
MY RACEHORSE CA, LLC By: Experiential Squared, Inc., its Manager
By: /s/ Michael Behrens
Name: Michael Behrens
Title: Chief Executive Officer

Address: 2456 Fortune Dr., Suite 110
Lexington, KY 40509

AGREED TO AND ACCEPTED:
THE HOLDER: EXPERIENTIAL SQUARED, INC.
/s/ Michael Behrens
Name: Michael Behrens Title: Chief Executive Officer Address: 2456 Fortune Dr., Suite 110 Lexington, KY 40509

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